SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2010
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On June 22, 2010, Waste Management, Inc. (the “Company”) entered into a new three-year, $2 billion revolving credit facility (the “New Facility”) with a syndicate of banks (the “Banks”), Bank of America, N.A. (“BofA”), as administrative agent for the Banks, JPMorgan Chase Bank, N.A. and Barclays Capital, as co-syndication agents, and Deutsche Bank Securities Inc. and The Royal Bank of Scotland PLC, as co-documentation agents. Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, guaranteed all of the Company’s obligations under the New Facility. The New Facility replaced the Company’s existing five-year, $2.4 billion revolving credit facility, which would have expired in August 2011 (the “Old Facility”).
     Under the New Facility, the Company is required to pay, quarterly in arrears, (a) an annual facility fee in an amount ranging from .25% to .6% of the $2 billion in letter of credit and borrowing availability under the agreement (the “Facility Fee”) and (b) an annual letter of credit fee in an amount ranging from 1.5% to 2.4% of the maximum amount that can be drawn on outstanding letters of credit issued under the agreement (the “L/C Fee”). Additionally, any borrowings under the New Facility will bear interest at either (x) the Eurodollar London Interbank Offered Rate (“LIBOR”) for the applicable interest period, plus a spread ranging from 1.5% to 2.4% per annum (a “Eurodollar Loan”), or (y) a base rate equal to the highest of (i) the U.S. Federal Funds Rate plus 1/2 of 1%, (ii) BofA’s then announced prime rate, or (iii) one-month LIBOR plus 1%, plus a spread ranging from .5% to 1.4% per annum (a “Base Rate Loan”). The Facility Fee and the L/C Fee percentages and the spread applicable to Eurodollar Loans and Base Rate Loans depend on the Company’s senior public debt rating as determined by Standard & Poor’s and Moody’s. Based on the Company’s current senior public debt rating, the Facility Fee is .375% per annum, the L/C Fee is 1.75% per annum, and the spreads applicable to Eurodollar Loans and Base Rate Loans are 1.75% and .75% per annum, respectively. At closing of the New Facility, there were no borrowings outstanding under the Old Facility; however, approximately $1.18 billion letters of credit supported by the Old Facility were outstanding, which are now supported by the New Facility.
     The New Facility contains customary representations and warranties and affirmative and negative covenants. The New Facility requires the Company to maintain a minimum interest coverage ratio and a maximum total debt to consolidated earnings before interest, taxes and depreciation and amortization (“EBITDA”) ratio. The interest coverage covenant requires that the ratio of the Company’s consolidated earnings before interest and taxes (or EBIT) for the preceding four fiscal quarters to its consolidated total interest expense for such period shall not be less than 2.75 to 1. The total debt covenant requires that the ratio of the Company’s total debt to its EBITDA for the preceding four fiscal quarters will not be more than 3.5 to 1. The calculation of all components used in the covenants are as defined in the New Facility. The New Facility contains certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens; engage in sale-leaseback transactions; make certain investments; engage in mergers and consolidations and dispose of assets.
     The New Facility contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; any cross-default of more than $75 million; certain judgments of more than $50 million;

certain ERISA-related events; and a change in control of the Company (as specified in the agreement). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the New Facility and cash-collateralize any outstanding letters of credit supported by the New Facility. Banks that hold more than 50% of the commitments under the New Facility may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.
     Several of the Banks that are party to the New Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: June 24, 2010	By:	/s/ Cherie C. Rice
Cherie C. Rice
Vice President, Finance and Treasurer

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